 Exhibit Fee Table

Calculation of Filing Fee Table

Schedule 14A

(Form Type)

American Church Mortgage Company

(Name of registrant as specified in its charter)

Table 1: Transaction Value

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filling Fee
Fees to be Paid	$26,100,000	(1)	.0000927	$2,420	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$26,100,000
Total Fees Due for Filing				$2,420
Total Fees Previously Paid				$0
Total Fee Offsets				$0
New Fee Due				$2,420

(1)        Represents the total maximum consideration to be received by the registrant, all of which is payable in cash.

(2)        Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of June [●], 2022, the underlying value of the transaction was based on the total maximum consideration to be received by the registrant in the transaction ($26,100,000). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $26,100,000 by .0000927.